UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

LEXAR MEDIA, INC.

(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-31103 (Commission File Number)	33-0723123 (IRS Employer Identification No.)

47300 Bayside Parkway, Fremont, California (Address of principal executive offices)	94538 (Zip Code)

(510) 413-1200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On May 4, 2005, the Compensation Committee of Lexar Media, Inc. (“Lexar”) approved a bonus opportunity for Lexar’s Chief Executive Officer and other officers approved by the Compensation Committee after consultation with the Chief Executive Officer (the “Participants”) for performance during the fiscal year ending December 31, 2005 (the “Bonus Plan”).

     The Bonus Plan is designed to provide incentives to officer-level employees to assist Lexar in achieving certain income targets for fiscal 2005. Under the Bonus Plan, the Participants are eligible for a cash bonus award (an “Award”). Lexar will establish a bonus pool in an aggregate amount equal to ten percent (10%) of Lexar’s net income for fiscal 2005 (“Net Income”); provided, however, that Net Income as defined for purposes of calculating the bonus pool shall not exceed $20 million. Furthermore, Net Income will be defined to exclude (i) amounts received by Lexar in relation to certain litigation matters and (ii) $1.6 million of the total amount otherwise accrued for incentive payments to Lexar employees generally for performance during fiscal 2005, including the Participants also eligible to participate in this Bonus Plan.

     The amounts of the Awards, if any, allocable to the Participants will be determined by the Compensation Committee in its sole discretion. The amounts of individual Awards may be less than, equal to or greater than target bonus levels for the individual’s employee level. Lexar’s Board of Directors or the Compensation Committee may amend the Bonus Plan at any time prior to payment of Awards under the Bonus Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXAR MEDIA, INC.
Date: May 9, 2005	By:	/s/ Brian T. McGee
Brian T. McGee
Chief Financial Officer and Vice President, Finance

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